                                                                    Exhibit 99.1

CONTACT: The Altman Group, Inc.
         (800) 217-9608 (toll free)

FOR IMMEDIATE RELEASE

         THE NATIONAL HOUSING PARTNERSHIP ANNOUNCES EXTENSION OF CONSENT
                                SOLICITATION FOR
                  NATIONAL HOUSING PARTNERSHIP REALTY FUND TWO

         DENVER, COLORADO, December 28, 2005 -- The National Housing Partnership is currently seeking approval from the limited partners of National Housing Partnership Realty Fund Two (the "Partnership") for:

                  (i) a proposed amendment to the agreement of limited partnership of the Partnership, to permit sales of the Partnership's property or the property of the Partnership's operating partnerships to The National Housing Partnership, the Partnership's general partner, or its affiliates;

                  (ii) a proposed amendment to the Partnership Agreement to extend the term of the Partnership from December 31, 2005 to December 31, 2006; and

                  (iii) the proposed sale by one of the Partnership's operating partnerships of San Juan del Centro, a 150-unit apartment complex located in Boulder, Colorado to AIMCO Equity Services, Inc., or its permitted successors and assigns, an affiliate of the general partner, subject to the terms described in the Consent Solicitation Statement, dated November 22, 2005, as supplemented.

         The general partner has now extended the expiration date of such consent solicitation to 5:00 p.m., New York City time, on December 30, 2005. The consent solicitation was previously scheduled to expire at midnight, New York City time, on December 28, 2005. The National Housing Partnership has reported, based on information provided by the Information Agent for the solicitation, that as of the close of business on December 27, 2005, the approximate number of units set forth below had responded to the consent solicitation.

                                                                   Number of Units
                                                        ----------------------------------
Proposal                                                Consent       Withhold     Abstain
--------                                                -------       --------     -------
Amendment of Partnership Agreement                       6,209          601          236

Term Extension of Partnership Agreement                  6,249          591          206

Sale of property                                         4,270          581          246

         For further information, please contact The Altman Group, Inc. at (800) 217-9608 (toll free), which is acting as the Information Agent for the solicitation.